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                                  Exhibit 16.2



Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549



January 16, 2003


Dear Sir/Madam:

We have read Item 4 included in the Current Report on Form 8-K dated January 16, 2003 of BayCorp Holdings, Ltd., to be filed with Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

Vitale, Caturano & Company